Prospectus Supplement dated January 9, 2004 to Prospectus Supplement dated December 22, 2003 (to Prospectus dated November 4, 2003)

$457,959,000 (APPROXIMATE)

CITIGROUP MORTGAGE LOAN TRUST INC.
ASSET BACKED PASS-THROUGH CERTIFICATES, SERIES 2003-HE3

CITIGROUP MORTGAGE LOAN TRUST INC.
DEPOSITOR

WELLS FARGO HOME MORTGAGE, INC.
SERVICER

The paragraph on Page S-8 under "Advances" should be deleted in its entirety and replaced with the following:

The servicer is required to advance delinquent payments of interest and principal on the mortgage loans (other than simple interest mortgage loans), subject to the limitations described under "Description of the Certificates--Advances" in this prospectus supplement. The servicer will advance only interest with respect to any simple interest mortgage loan. The servicer is entitled to be reimbursed for advances of principal and/or interest made by it, and therefore these advances are not a form of credit enhancement. See "Description of the Certificates--Advances" in this prospectus supplement and "Description of the Securities--Advances in respect of Delinquencies" in the prospectus.

The chart on page S-9 shall be deleted in its entirety and replaced with the following:



      Certificates            Moody's              S&P
      ------------            -------              ---
Class A                          Aaa               AAA
Class M-1                        A3                AA-
Class M-2                       Baa1                A
Class M-3                       Baa2                A-
Class M-4                       Baa3               BBB+


The Risk Factor on Page S-19 should be deleted in its entirety and replaced with the following:

NO ADVANCES OF PRINCIPAL WILL BE MADE WITH RESPECT TO SIMPLE INTEREST MORTGAGE LOANS, WHICH COULD ADVERSELY AFFECT THE YIELD ON YOUR CERTIFICATES.

The servicer will not make any advances of principal with respect to simple interest mortgage loans. Approximately 45.03% of the Mortgage Loans, by aggregate principal balance of the adjustable-rate mortgage loans as of the cut-off date, are simple interest mortgage loans. The failure to make such advances could result in less funds being available to make distributions on the offered certificates than would be available if such advances were made and may adversely affect the yield on the offered certificates.

The definition of Prepayment Period on page S-56 shall be deleted in its entirety and replaced with the following:

"Prepayment Period": The Prepayment Period is the period commencing on the day after the Determination Date in the month preceding the month in which such distribution date falls (or, in the case of the first distribution date, from December 1, 2003) and ending on the Determination Date of the calendar month in which such distribution date occurs.

The paragraph on page S-69 under the heading "Advances" should be deleted in its entirety and replaced with the following:

Subject to the limitations set forth in the following paragraph, the servicer will be obligated to advance or cause to be advanced on or before each distribution date its own funds, or funds in the collection account that are not included in the Available Funds for the related distribution date in an amount equal to the aggregate of all payments of principal and interest, net of the servicing fee, that were due during the related Due Period on the Actuarial Mortgage Loans and that were not received by the related Determination Date (or, with respect to balloon loans which are Actuarial Mortgage Loans and with respect to which the balloon payment is not made when due, an assumed monthly payment that would have been due on the related Due Date based on the original principal amortization schedule for such balloon loan). Notwithstanding any of the foregoing, subject also to the limitations set forth in the following paragraph, the servicer will advance only interest with respect to any simple interest mortgage loan. These principal and/or interest advances made by the servicer are referred to in this prospectus supplement as Advances.

 UNTIL 90 DAYS AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT, ALL DEALERS EFFECTING TRANSACTIONS IN THE CERTIFICATES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                    CITIGROUP

            The date of this prospectus supplement is January 9, 2004